U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Baker  				Edward			L.
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   (Last)                            (First)              (Middle)

P. O. Box 4667
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                                    (Street)

Jacksonville				FL		   32201
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


Florida Rock Industries, Inc.  (FRK)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Day/Year

09/30/02
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5.   If Amendment, Date of Original (Month/Day/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                                 Chairman of the Board
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                        2A.                      (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                          2.            Deemed        3.         -----------------------------   of Issuer's    (D) or    Indirect
1.                        Transaction   Transaction   Transaction                (A)             Fiscal Year    Indirect  Beneficial
Title of Security         Date          Date, if any   Code           Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)    (mm/dd/yy)    (Instr. 8)                 (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock		  									   281,350	I	   (1)
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Common Stock											    21,589	D
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Common Stock											     6,046	I	  By Wife
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Common Stock										         5,622,258	I	   (2)
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Common Stock											   171,495	I	   (3)
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Common Stock											     2,592	I	   (4)
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Common Stock											    19,153.65	I	   (5)
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Common Stock											    47,419.82	I	   (6)
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Common Stock											     1,343.93	D	   (7)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
               2.                                                                                        Deriv-    of
               Conver-                         5.                             7.                         ative     Deriv-   11.
               sion             3A.            Number of                      Title and Amount           Secur-    ative    Nature
               or               Deemed         Derivative   6.                of Underlying     8.       ities     Secur-   of
               Exer-            Exe-           Securities   Date              Securities        Price    Bene-     ity:     In-
               cise     3.      cution         Acquired (A) Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
               Price    Trans-  Date,  4.      or Disposed  Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.             of       action  if     Trans-  of (D)       (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of       Deriv-   Date    any    action  (Instr. 3,   ----------------            or      Secur-   of        direct   Owner-
Derivative     ative    (Month/ Month/ Code    4 and 5)     Date     Expira-            Number  ity      Year      (I)      ship
Security       Secur-   Day/    Day/   (Instr. ------------ Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)     ity      Year)   Year)  8)      (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option								       Common
(Right to Buy) $32.10	12/05/01        A    	15,000	     (8)     12/05/11  Stock	15,000		 15,000	    D
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Explanation of Responses:

(1) Shares are held in the Edward L'Engle Baker Living Trust, for which the reporting person serves as trustee.
(2) Held by Baker Holdings, L.P., formerly known as
    Baker Investments, Ltd. The reporting person shares voting and dispositive power and has a pecuniary interest in 1,904,085 shares. The reporting person disclaims beneficial interest in these shares except to the extent of his pecuniary interest therein.
(3) Held by trusts for benefit of the children of John D. Baker II.
    The reporting person serves as trustee of these trusts but disclaims beneficial ownership of these shares.
(4) Held by STABANCO, nominee of SunTrust Bank, in a fiduciary account (in a trust in which SunTrust Bank and the reporting person are trustees) but to which the reporting person has potential income rights.
(5) Shares held as beneficiary of the issuer's Employee Benefit Plan (TRASEOP) as of the most recent available valuation date.
(6) Shares held as beneficiary of the issuer's Employee Benefit Plan (401(k) Profit Sharing Plan) as of the most recent available valuation date.
(7) Shares acquired under the issuer's Employee Stock Purchase Plan that are exempt from Section 16(b) pursuant to Rule 16(b)(3a).
(8) Shares exercisable in five equal annual installments beginning on first anniversary of grant date.


/s/ Edward L. Baker					   11/13/02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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